Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Appoints Marcum LLP as its

New Independent Public Accounting Firm

EXTON, PA - (Marketwired – January 30, 2014) WPCS International Incorporated (NASDAQ: WPCS) today announced that it has appointed Marcum LLP ("Marcum") as its new independent registered public accounting firm. The decision to engage Marcum was made by the Company's Audit Committee, acting on behalf of the Company's Board of Directors.

According to Audit Committee Chairman Kevin Coyle, "While the Company’s former auditors, CohnReznick LLP resigned on December 20, 2013, the Company had no unresolved disagreements with them during the two most recent fiscal years or through the date of their resignation, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Upon being notified of their decision, we immediately commenced the process to identify and interview prospective, highly qualified firms and, as a result, we have determined that Marcum would be best suited for WPCS."

The Company also pointed, in large part, to Marcum’s experience and reputation given:

•	More than 60 years of experience serving middle market companies;
•	More than 1,200 professionals, ranking the firm among the top 20 nationwide;
•	Ninth (9th) largest SEC auditing practice in the nation, with over 100 publicly-traded clients, including those that trade on the NYSE, AMEX and NASDAQ;
•	Twenty (20) offices with a broad scope of national and international resources;
•	Four (4) offices in China, with over 75 U.S. trained CPAs; and,
•	Significant experience with both construction and technology organizations.

Sebastian Giordano, Interim CEO, added that, “Given the Company’s evolving business needs, especially with our recent bitcoin-related acquisition, we are very pleased to engage Marcum as our new independent auditors.”

About WPCS International Incorporated

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

484-359-7228

ir@wpcs.com